Exhibit 99.1

Tri-Tech Holding Announces Results of 2012 Annual General Meeting of Shareholders

BEIJING, Sept. 7, 2012 /PRNewswire-FirstCall/ -- Tri-Tech Holding Inc. (Nasdaq: TRIT), which provides turn-key water resources management, water and wastewater treatment, industrial safety and pollution control solutions, announced today that the company held its 2012 Annual General Meeting of Shareholders at 9:00 A.M. on September 6, in Beijing.

The company's shareholders approved all of the following proposals during the meeting:

1. The election of Mr. Warren Zhao, Mr. Phil Fan and Mr. Gavin Cheng as Class III directors on the Board of Directors serving a term of  three years until 2015.

2. The ratification of the appointment of Marcum Bernstein & Pinchuk LLP as the independent auditor to the company for the fiscal year ending December 31, 2012.

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for municipalities and private sectors in China and abroad. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems. The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the Chinese government in managing its water resources. The company is also moving into the industrial pollution control market. Tri-Tech owns 39 software copyrights and 11 product patents, and employs approximately 446 people. Please visit www.tri-tech.cn for more information.

An online investor kit including a company profile, presentations, press releases, current price quotes, stock charts and other valuable information for investors is available at www.tri-tech.cn/ir. To subscribe to future releases via e-mail alert, visit www.tri-tech.cn/ir/info/request.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events such as project payments, results of marketing efforts or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Tri-Tech Holding Inc. www.tri-tech.cn

IR Department +86 10 57323666 ir@tri-tech.cn

SOURCE Tri-Tech Holding Inc.